Exhibit 10.3

EXECUTION VERSION

January 12, 2026

Jonathan (Jay) Mazelsky

Re:	Service as Executive Chair and Retirement

Dear Jay:

This letter agreement (this “Letter Agreement”) sets forth the terms of your employment as Executive Chair (“Executive Chair”) of the Board of Directors (the “Board”) of IDEXX Laboratories, Inc., a Delaware corporation (“IDEXX” or the “Company”), effective as of May 12, 2026 (the “Effective Date”). In the event that your employment terminates prior to the Effective Date, this Letter Agreement will be null and void ab initio.

1.            Position and Duties. On the Effective Date, you will assume the position of Executive Chair and your service as Chief Executive Officer will cease. In the position of Executive Chair, you will work to facilitate an orderly executive transition process and provide support, advice and mentorship to the successor Chief Executive Officer, and will undertake such other duties and responsibilities as are determined by the Board. If your employment as Executive Chair is terminated for any reason, you will be deemed to have resigned from your membership on the Board and the boards of any Company subsidiaries, as well as any officer positions with such entities, and you agree to execute any documentation reasonably requested by the Company to reflect such resignation.

2.            Term. The term of your employment as Executive Chair hereunder will commence on the Effective Date and will continue until the date of the 2027 annual meeting of the Company’s shareholders (such meeting date, the “Retirement Date”), unless earlier terminated by the Company or by you. The period between the Effective Date and the Retirement Date or your earlier date of termination of employment is referred to in this letter as the “Term”. You and the Company mutually agree that you will voluntarily retire effective as of the Retirement Date.

3.            Dedicated Time; Outside Activities. You and the Company anticipate that you will continue to be a full-time employee of the Company and will dedicate substantially all of your business time and attention to your role as Executive Chair and the CEO transition process, which is consistent with the parties’ intent that you will not experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) until the end of the Term. During the Term, you may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of up to two (2) for-profit business enterprises (other than the Company), and (c) manage your personal investments, in each case so long as any such activities do not (x) violate the terms of this Letter Agreement or the Restrictive Covenant Agreement (as defined below) or (y) interfere with your duties and responsibilities to the Company. To the extent you commence service on (i) a not-for-profit board that pays you for such service or (y) a for-profit board, in each case, following the Effective Date, such service must be approved in advance by the Chair of the Governance and Corporate Responsibility Committee of the Board in his or her discretion. For the avoidance of doubt, any such positions you hold as of the Effective Date may continue without additional approval.

4.            Work Location. Your principal place of employment will continue to be the Company’s headquarters in Westbrook, Maine.

5.            Annual Base Salary. During the Term, your annual base salary rate will be $1,150,000 (“Annual Base Salary”). The Company will pay your Annual Base Salary in accordance with its normal payroll practices and procedures as in effect from time to time.

6.            2026 Annual Bonus. With respect to the 2026 fiscal year, you will be eligible for a target annual bonus opportunity determined as a percentage of the annual base salary actually paid with respect to the 2026 fiscal year equal to the blended rate of (a) 130% for the period from January 1 through the Effective Date and (b) 100% for the period from the Effective Date through December 31, 2026 (the “2026 Annual Bonus”). Subject to your continued employment through the payment date (which shall be no later than March 15, 2027), except as set forth in Section 10 of this Letter Agreement, the actual amount of the 2026 Annual Bonus payable to you will be determined by the Compensation and Talent Committee of the Board (the “Committee”) based on satisfaction of specified performance goals established by the Committee. You acknowledge and agree that you will not be eligible for an annual bonus with respect to the Company’s 2027 fiscal year.

7.            2026 Equity Grant; Equity Awards. It is expected that, prior to the Effective Date, you will have received an equity incentive award under the Company’s 2018 Stock Incentive Plan (as amended or amended and restated from time to time, the “Incentive Plan”) that will serve as your equity incentive compensation with respect to the Company’s fiscal year 2026 and with respect to the portion of the Company’s fiscal year 2027 that occurs during the Term (the “2026 Equity Grant”). The 2026 Equity Grant is expected to have a target grant date value of not less than $8.275 million and to be granted in the form of restricted stock units vesting ratably over a three-year period, in accordance with the terms of the applicable award agreement, including retirement vesting and exercisability provisions. During the Term, the Company equity awards granted to you prior to the Effective Date, including the 2026 Equity Grant (collectively, the “Equity Awards”) will continue to vest in accordance with the terms of the existing award agreements, which will remain in full force and effect, including the retirement vesting and exercisability provisions.

8.            Health & Welfare Benefits. During the Term, you and your eligible dependents will be entitled to participate in the Company’s employee health and welfare benefit plans on terms that are no less favorable than those applicable to other executive officers of the Company.

9.            Other Benefits and Policies. During the Term, you will be entitled to paid time off and reimbursement for all reasonable expenses incurred by you in connection with the execution of your duties, in each case, in accordance with the policies, practices and procedures of the Company in effect from time to time.

10.          Termination of Employment. Effective as of the Effective Date, the Third Amended and Restated Executive Employment Agreement by and between you and the Company, dated as of August 2, 2024 (the “Employment Agreement”), is hereby terminated, and you hereby waive any rights and benefits, including severance benefits, you may have under the Employment Agreement.

a.            Termination Generally. During the Term, you will continue to be an at-will employee, and you or the Company may terminate your employment for any reason or no reason at any time. Upon any termination of your employment, you will be entitled to (i) any accrued but unpaid base salary and (ii) any other amounts or benefits to which you are entitled under the terms of any plan, program, policy, practice or contract of the Company through the date of your termination of employment (collectively, the “Accrued Benefits”).

b.            Involuntary Termination. In the event that the Company terminates your employment prior to the Retirement Date for any reason other than Cause (as defined below) (such termination, an “Involuntary Termination”), you will be entitled to receive (i) a lump-sum payment equal to the Annual Base Salary that would have been paid had you remained employed through the Retirement Date, which shall be paid in a single lump sum no later than the 60th day following the date of the Involuntary Termination; and (ii) the 2026 Annual Bonus (to the extent not already paid), which will be calculated based on actual performance of the Company, as determined by the Committee in the ordinary course, and shall be payable in full (i.e., without proration for any partial employment during calendar year 2026) at the same time such bonus is paid to other executive officers of the Company, but in no event later than March 15, 2027 (amounts under clauses (i) and (ii), collectively, “Severance Benefits”).

c.            Severance Conditions. Payment of Severance Benefits will be subject to your (i) execution and non-revocation of a general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit A (the “Release”), and (ii) continued compliance with the terms of the Restrictive Covenant Agreement (as defined below) (clauses (i) and (ii) together, the “Severance Conditions”).

d.            Resignation; Termination for Cause. In the event that you resign from your position as Executive Chair or the Company terminates your employment for Cause, in either case, prior to the Retirement Date, you will not be entitled to any further payments or benefits from the Company following the date of your termination of employment other than the Accrued Benefits. For purposes of this Letter Agreement, “Cause” means any of the following: (i) your having engaged in willful misconduct or gross negligence in the performance of any of your duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Board written notice of such willful misconduct or gross negligence; (ii) your willful failure or refusal to perform reasonably assigned directives of the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Board written notice of such failure or refusal; (iii) your indictment for, conviction of, or plea of guilty or nolo contendere by you to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, in any case, whether under the laws of the United States or any state thereof or any foreign law to which you may be subject; (iv) your willful or continued failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after you receive from the Company written notice of such failure; or (v) your abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion.

e.            Personal Leave. In the event of an Involuntary Termination on or prior to February 14, 2027, subject to your satisfaction of the Severance Conditions, the Company will permit you to take a personal unpaid leave through February 15, 2027, at which time you will be deemed to retire and will be treated as experiencing a qualifying “retirement” for purposes of all Company compensation and benefit plans and programs (including, for the avoidance of doubt, any award agreements evidencing the grant of Equity Awards) in which you participate or to which you are party.

f.            Change of Control. For the avoidance of doubt, you will not be eligible to receive any additional severance benefits, other than described in this Section 10, if your employment is terminated in connection with or following a Change in Control (as defined in the Incentive Plan).

11.          Restrictive Covenants. You acknowledge and agree that your Confidential Information, Work Product, and Restrictive Covenant Agreement, by and between you and the Company, dated as of January 19, 2022 (the “Restrictive Covenant Agreement”), remains in full force and effect and will survive following the Retirement Date. In addition, from and after the Effective Date, including at all times after the Retirement Date, (i) you agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its affiliates or subsidiaries or their respective employees, officers, directors or stockholders, and (ii) the Company will direct its officers, directors, and other authorized representatives not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of you.

12.            Miscellaneous.

a.            Entire Agreement. This Letter Agreement, together with the Restrictive Covenant Agreement and any award agreements evidencing grants of Equity Awards, contain the entire agreement between you and the Company with respect to your service as Executive Chair and supersede any and all prior understandings or agreements, whether written or oral, with respect to such service. For the avoidance of doubt, the Employment Agreement is hereby terminated effective as of the Effective Date.

b.           Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflicts of law.

c.            Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows (or such other addresses as specified by the parties by like notice):

If to you:	at the address and e-mail on file in the Company’s records.

If to the Company:	IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, ME 04092
Attention: General Counsel
E-mail: GeneralCounsel@idexx.com

    Notice and communications will be effective when actually received by the addressee.

d.            Amendments. No provision of this Letter Agreement may be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

e.            Successors. This Letter Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Letter Agreement, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Letter Agreement by operation of law, or otherwise.

f.            Invalidity. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

g.            Section Headings; Construction. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation hereof.

h.            Tax Withholding. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as they believe to be required to be withheld pursuant to any applicable law or regulation.

i.            Section 409A. It is intended that payments and benefits made or provided under this Letter Agreement will not result in penalty taxes or accelerated taxation pursuant to Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter Agreement will be treated as a separate payment of compensation.

j.            Counterparts. This Letter Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

IDEXX Laboratories, Inc.

By:	/s/ Sharon E. Underberg
	Name:	Sharon E. Underberg
	Title:	Executive Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND AGREED:

/s/ Jonathan (Jay) Mazelsky
Jonathan (Jay) Mazelsky

[Signature Page to Executive Chair Letter Agreement]

Exhibit A

General Release of Claims

In consideration of the severance benefits provided by IDEXX to you, as set forth in the attached Letter Agreement (the “Agreement”), and by signing this general release of claims agreement (this “Release Agreement”), you agree as follows:

1.            Release. In consideration of the payments and benefits to be made under the Agreement, by signing this Release Agreement, you and your heirs and assigns hereby fully, forever, irrevocably and unconditionally release and discharge IDEXX Laboratories, Inc., its subsidiaries and affiliates, and all of their respective former and current officers, directors, owners, stockholders, affiliates, agents, employees, and attorneys (collectively the “Released Parties”) from, and waive, any and all claims, charges, or actions of any kind which you have ever had or now have through the Release Effective Date (as defined below), whether known or unknown, against any or all of the Released Parties, arising out of or relating to your employment or termination from employment, including but not limited to claims under the Agreement, claims under any severance plan maintained by IDEXX, claims for discrimination based on race, sex, disability, national origin, age, religion, color, ancestry, marital or family status, pregnancy, sexual orientation, and any other legally protected attribute or status, and including without limitation claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Maine Human Rights Act, including in all cases any amendments and their respective implementing regulations, and any other applicable federal, state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, including but not limited to, laws pertaining to wrongful discharge claims, defamation claims, retaliation claims, unpaid wage claims, or other statutory or common law or contract claims; provided that identification of specific statutes in this paragraph 1 is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this Release Agreement in any manner. You acknowledge that this release releases the Released Parties in both their corporate and their individual capacities.

Without limiting the above, this Release Agreement also constitutes a release of any claims you may have, as of the Release Effective Date, against the Released Parties, pursuant to the Age Discrimination in Employment Act, as amended (which is the federal statute which makes it illegal for an employer to discharge or otherwise discriminate against an employee because of the employee’s age), including any possible claims relating to termination of your employment.

It is the specific intent and purpose of this Release Agreement to release and discharge any and all claims and causes of action of any kind or nature whatsoever as aforesaid to the full extent such release is allowed by law, from the beginning of time until the present day, whether such claims and causes of action are known or unknown and whether specifically mentioned or not. You acknowledge that you are aware that statutes exist that render null and void releases and discharges of claims and causes of actions that are unknown to the releasing or discharging party at the time of execution of the release and discharge. You hereby expressly waive, surrender and agree to forego any protection to which you would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including, but not limited to, the State of Maine.

You agree not only to release and discharge the Released Parties from any and all claims against the Released Parties that you could make on your own behalf, but also those which may have been or may be made by any other person or organization on your behalf.

You specifically waive any right to become, and promise not to become, a party to any case or proceeding or a member of any class in a case or proceeding in which any claim or claims are asserted against the Released Parties involving any event which has occurred as the date of your termination of employment. If you are asserted to be a member of a class in a case or proceeding against the Released Parties involving any events occurring prior to or as of the Release Effective Date, you shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. You agree that this Release Agreement is, will constitute and may be pleaded as a bar to any such case or proceeding.

2.            Exceptions to the Release. Notwithstanding the release set forth above in paragraph 1, this Release Agreement is not a waiver by you of (1) any right or claim that may arise after the date this Release Agreement is executed by you, (2) any right or claim to unemployment compensation, (3) any vested retirement and profit sharing benefits for which you are eligible in accordance with the terms of the respective employee benefit plans, (4) any rights to cooperate with or participate in any claim of unlawful employment discrimination before a state or federal fair employment practices agency, although this Release Agreement precludes you from recovering any monetary benefits in any such proceedings, (5) any rights afforded under Section 21F of the Securities Exchange Act (commonly referred to as the whistleblower rules), or (6) any rights under this Release Agreement or that may not be released by law. This is also not a waiver of any claim you may have for workers’ compensation benefits although you have represented to IDEXX that you do not know of any such claims and that you do not believe that you have any workplace injury relating to your employment with IDEXX for which a “First Report of Injury” has not already been filed.

3.            No Admissions. Nothing contained herein shall be construed as an admission by IDEXX of any liability or unlawful conduct whatsoever. You agree and understand that the severance payments and benefits provided pursuant to the Agreement are provided solely in consideration of your execution of this Release Agreement, and that the payments and benefits are sufficient consideration for the Release Agreement.

4.            Knowing Consent to Release. By signing below, you understand and agree that:

a)            You have the option to take a full twenty-one (21) days from [●], the date the Release Agreement was provided to you by IDEXX, within which to consider this Release Agreement before executing it. If you sign this Release Agreement sooner than twenty-one (21) days from when it was provided to you, you do so with the understanding that you could have taken the entire twenty-one (21)-day period to review this Release Agreement.

b)            You have carefully read and fully understand all of the provisions of this Release Agreement.

c)            You are, through this Release Agreement, releasing the Released Parties from any and all claims you may have against the Released Parties.

d)            You knowingly and voluntarily agree to all of the terms set forth in this Release Agreement.

e)            You knowingly and voluntarily intend to be legally bound by the same.

f)            You have been advised in writing to consider the terms of this Release Agreement and consult with an attorney of your choice prior to executing this Release Agreement.

g)            You acknowledge that the consideration set forth in the Agreement is above and beyond anything you might otherwise be entitled to receive.

h)            You have a full seven (7) days after executing this Release Agreement to revoke this Release Agreement by delivering written notice of revocation to the Company’s Chief Human Resources Officer and are hereby advised in writing that this Release Agreement shall not become effective or enforceable until the revocation period has expired. If the Release Agreement is not revoked, it shall become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Release Effective Date”). In case of revocation, the obligations of each party to this Release Agreement shall become null and void.

5.            Choice of Law. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release Agreement.

6.            Miscellaneous.

a)            No delay or omission by IDEXX in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b)            The captions of the sections of this Release Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Release Agreement.

c)            In case any provision of this Release Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d)            Nothing in this Release Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e)            By signing this Release Agreement, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

f)            This Release Agreement may not be altered, amended or modified except in writing signed by both IDEXX and you.

g)            If any provision of this Release Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release Agreement, as the case may require, and this Release Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release Agreement modify this Release Agreement so that, once modified, this Release Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.            Complete Agreement. This Release Agreement and the Agreement (and all exhibits thereto) constitute the complete understanding between you and IDEXX with respect to your separation from employment, and this Release Agreement supersedes all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof.

8.            Counterparts. This Release Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

[Signature Page Follows]

Please sign and return a complete copy of this Release Agreement to the Company’s Chief Human Resources Officer, indicating your agreement to all of the terms of the Release Agreement. This Release Agreement shall expire if not signed by you and returned to the Company’s Chief Human Resources Officer by no later than the close of business on [●].

IDEXX LABORATORIES, INC.

By:	Date:
Title:

You have been advised that at least twenty-one (21) calendar days will be provided for the review of this Release Agreement, and to consult with an attorney prior to the execution of this Release Agreement.

You represent and agree that you have carefully read and fully understand all of the provisions of this Release Agreement and that you have voluntarily entered into this Release Agreement.

ACCEPTED AND AGREED TO:

By:	Date:

(Signature Page to Release of Claims)